Exhibit 99.1

Investor Update	Issue Date: June 23, 2011

This investor update provides forward-looking information about United Continental Holdings, Inc. (the “Company” or “UAL”) for the second quarter of 2011. All year-over-year comparisons are based on the pro forma combined company financial statements published in our April 2011 Investor Update which can be found on our website at http://ir.unitedcontinentalholdings.com under Investor Updates in the Investor Resources section of the website.

Capacity

The Company estimates its second quarter 2011 consolidated domestic available seat miles (“ASM”) to be down 1.4% and consolidated international ASM to be up 4.3% for a consolidated system ASM increase of 1.0% as compared to the same period in the prior year.

Revenue Guidance

Second quarter consolidated Passenger Revenue per ASM (“PRASM”) is expected to grow between 8.3% and 9.3% year-over-year. Cargo and Other Revenue for the second quarter is expected to be between $1,080 million and $1,110 million.

As disclosed in the Company’s Form 8-K filing on June 16, 2011, the Company executed an Amended and Restated Co-Branded Card Marketing Services Agreement with Chase Bank USA, N.A. through which the Company sells mileage credits to Chase and the Company’s loyalty program members accrue frequent flyer miles for making purchases using credit cards issued by Chase. As a result of the execution of the agreement, revenues received as part of this agreement are subject to Accounting Standards Update 2009-13, “Multiple-Deliverable Revenue Arrangements - a consensus of the FASB Emerging Issues Task Force” (“ASU 2009-13”), adopted by the Company on January 1, 2011, which is applied to all contracts entered into or materially modified after the adoption date of the accounting standard.

As a result of the application of this accounting standard, the Company will record a retroactive, one-time non-cash adjustment to revenue of approximately $110 million, which will be considered a special item, and which is not reflected in the revenue guidance provided in this Investor Update. This retroactive adjustment is the result of applying the accounting methods outlined in ASU 2009-13 to the Chase agreement from its inception to the execution date of the amended agreement. In addition, the application of the new accounting standard decreases the value of the air transportation deliverables that the Company records as deferred revenue (and ultimately Passenger Revenue when redeemed awards are flown) and increases the value of the marketing-related deliverables recorded in Other Revenue at the time these marketing-related deliverables are provided. As a result, Other Revenue in the second quarter will include approximately $20 million of additional revenue related to the Chase agreement, and June PRASM year-over-year growth is decreased by less than half a percentage point, both of which are reflected in the revenue and PRASM guidance provided in this Investor Update. The Company expects, as a result of the Chase agreement, that Other Revenue will increase by approximately $80 million per quarter, with year-over-year PRASM growth to be reduced by less than half a point in future periods.

June year-over-year PRASM growth will also be reduced due to the impact of our trans-Atlantic joint venture revenue-sharing agreement which is accounted for as Passenger Revenue in the second quarter and is entirely booked in the month of June. While this agreement was effective January 1, 2010, the agreement was finalized in the fourth quarter of 2010 and all related activity was recorded as Other Operating Expense. Therefore the 2010 revenue results do not reflect the negative impact of the joint venture obligation. In addition, June 2010 revenue results included an accounting adjustment related to interline billing adjustments that increased the Company’s June 2010 year-over-year PRASM growth by approximately 2 percentage points.

Second quarter demand continues to develop in line with the Company’s expectation of a slow, steady recovery.

Non-Fuel Expense Guidance

Second quarter consolidated cost per ASM (“CASM”), excluding fuel, profit sharing, certain accounting charges and merger-related expenses for the Company is expected to be up 2.7% to 3.7%.

Fuel Expense

The Company estimates its consolidated fuel price, including the impact of settled cash hedges, to be $3.11 per gallon for the second quarter based on the forward curve as of June 17, 2011.

Non-Operating Income/(Expense)

Non-operating expense for the Company is estimated to be between $270 million and $290 million for the second quarter. Non-operating income/(expense) includes interest expense, capitalized interest, interest income and other non-operating income/(expense). This quarter’s estimate also includes an estimated expense resulting from ineffectiveness caused by a decrease in fuel hedge values in excess of the decrease in jet fuel prices during the quarter. The estimated impact is concentrated in the fuel hedges entered into by the Continental subsidiary as a result of the redesignation of the Continental subsidiary fuel hedge portfolio under cash flow hedge accounting as of April 1, 2011 when the portfolio was fully integrated with the United subsidiary fuel hedge portfolio. This redesignation deferred certain gains on these contracts that will be recognized as part of fuel expense as these positions settle in the future, and therefore any impact is expected to be neutral to earnings going forward, assuming current fuel prices. In future periods, the Company’s fuel price guidance will include the impact of these gains.

Capital Expenditures and Scheduled Debt and Capital Lease Payments

In the second quarter, the Company expects a total of approximately $200 million of gross capital expenditures and $170 million of net capital expenditures, both excluding purchase deposits of $26 million.

Scheduled debt and capital lease payments for the second quarter are estimated to be $1.2 billion, including approximately $726 million in cash that the Company expects to pay to repurchase the Company’s 4.5% Senior Limited-Subordination Convertible Notes due 2021 to the extent such debt is put to the Company in June 2011.

Cash Balance

The Company expects to end the second quarter with between $8.3 billion and $8.4 billion of unrestricted cash, cash equivalents and short-term investments.

Taxes

The Company currently expects to record minimal cash taxes in 2011.

Advance Booked Seat Factor (Percentage of Available Seats that are Sold)

Compared to the same period last year, for the next six weeks, mainline domestic advance booked seat factor is up 2.6 points, mainline international advance booked seat factor is down 2.3 points, mainline Atlantic advance booked seat factor is down 3.9 points, mainline Pacific advance booked seat factor is down 5.8 points and mainline Latin America advance booked seat factor is up 1.7 points. Regional advance booked seat factor is down 0.3 points.

Company Outlook

Second Quarter 2011 Operational Outlook

	Estimated 2Q 2011	Year-Over-Year % Change Higher/(Lower)[1]
Capacity (Million ASM)
Mainline Capacity
Domestic	28,492	(2.1%)
Atlantic	13,141	7.9%
Pacific	9,548	(1.7%)
Latin America	5,275	8.1%
Total Mainline Capacity	56,455	1.0%
Regional[2]	8,529	0.7%
Consolidated Capacity
Domestic	36,607	(1.4%)
International	28,376	4.3%
Total Consolidated Capacity	64,983	1.0%

Traffic (Million RPM)
Mainline Traffic
Domestic	24,570 - 24,822	(2.5%) - (1.5%)
Atlantic	10,799 - 10,903	4.4% - 5.4%
Pacific	7,713 - 7,793	(4.6%) - (3.6%)
Latin America	4,074 - 4,113	5.3% - 6.3%
Total Mainline System Traffic	47,156 - 47,631	(0.7%) - 0.3%
Regional System Traffic[2]	6,726 - 6,794	(1.2%) - (0.2%)
Consolidated System Traffic
Domestic System	30,980 - 31,297	(2.2%) - (1.2%)
International System	22,902 - 23,128	1.2% - 2.2%
Total Consolidated System Traffic	53,882 - 54,425	(0.8%) - 0.2%

Load Factor
Mainline Load Factor
Domestic	86.2% - 87.1%	(0.3) pts. - 0.6	pts.
Atlantic	82.2% - 83.0%	(2.7) pts. - (1.9	) pts.
Pacific	80.8% - 81.6%	(2.5) pts. - (1.7	) pts.
Latin America	77.2% - 78.0%	(2.1) pts. - (1.3	) pts.
Total Mainline Load Factor	83.5% - 84.4%	(1.5) pts. - (0.6	) pts.
Regional Load Factor[2]	78.9% - 79.7%	(1.6) pts. - (0.8	) pts.
Consolidated Load Factor
Domestic	84.6% - 85.5%	(0.6) pts. - 0.2	pts.
International	80.7% - 81.5%	(2.5) pts. - (1.7	) pts.
Total Consolidated Load Factor	82.9% - 83.8%	(1.5) pts. - (0.6	) pts.

1.	Year-over-year comparisons to 2010 pro forma operating statistics for United Airlines and Continental Airlines
2.	Regional results reflect flights operated under capacity purchase agreements and flights operated as part of our joint venture with Aer Lingus

Company Outlook

Second Quarter 2011 Financial Outlook

	Estimated 2Q 2011	Year-Over-Year % Change Higher/(Lower)[1]
Revenue (¢/ASM, except Cargo, Mail and Other Revenue)
Mainline Passenger Unit Revenue	12.08 - 12.19	8.4% - 9.4%
Regional Passenger Unit Revenue	20.31 - 20.49	8.1% - 9.1%
Consolidated Passenger Unit Revenue	13.16 - 13.28	8.3% - 9.3%
Cargo and Other Revenue ($M)	$1,080 - $1,110

Operating Expense[2] (¢/ASM)
Mainline Unit Cost Excluding Profit Sharing	12.60 - 12.68	11.8% - 12.5%
Regional Unit Cost	19.73 - 19.81	12.9% - 13.3%
Consolidated Unit Cost Excluding Profit Sharing	13.54 - 13.62	12.0% - 12.6%

Non-Fuel Expense[2] (¢/ASM)
Mainline Unit Cost Excluding Fuel and Profit Sharing	8.01 - 8.09	3.6% - 4.6%
Regional Unit Cost Excluding Fuel	11.90 - 11.98	(1.1%) - (0.4%)
Consolidated Unit Cost Excluding Fuel and Profit Sharing	8.52 - 8.60	2.7% - 3.7%

Select Expense Measures ($M)
Aircraft Rent	$255
Depreciation and Amortization	$390

Fuel Expense
Mainline Fuel Consumption (Million Gallons)	860
Regional Fuel Consumption (Million Gallons)	190
Consolidated Fuel Consumption (Million Gallons)	1050
Consolidated Fuel Price Excluding Hedges	$3.36 / Gallon
Consolidated Fuel Price Including Cash Settled Hedges	$3.11 / Gallon

Non-Operating Income/(Expense) ($M)	($270) - ($290)

Income Taxes ($M)
Income Tax Rate	0%

Capital Expenditures ($M)
Gross Capital Expenditures ex Purchase Deposits	$200
Net Capital Expenditures ex Purchase Deposits	$170
Purchase Deposits	$26

Debt and Capital Lease Obligations ($B)
Scheduled Debt and Capital Lease Obligations[3]	$1.2

Cash and Cash Equivalents ($B)
Unrestricted Cash Balance	$8.3 - $8.4

1.	Year-over-year comparisons to 2010 pro forma financials for UAL
2.	Excludes special charges
3.	Second quarter includes $726M of the UAL 4.5% Senor Limited-Subordination Convertible Notes due 2021 which may be put to the Company in June

Company Outlook

Fuel Hedge Positions by Quarter

As of June 17, 2011, the Company had hedged approximately 48% of its second half 2011 expected consolidated fuel consumption at an average price of $94 per barrel; further details are as follows:

		3Q 2011		4Q 2011		1Q 2012
		% of Expected Consumption	Weighted Average Strike Price	% of Expected Consumption	Weighted Average Strike Price	% of Expected Consumption	Weighted Average Strike Price
WTI Crude Oil Swaps	($/bbl)	12%	$90.43	10%	$92.03	2%	$94.43
Heating Oil Swaps	($/gal)	6%	2.24	—		—
Jet Fuel Swaps	($/gal)	1%	3.14	1%	3.14	—
WTI Crude Oil Call Options	($/bbl)	14%	96.00	12%	98.79	2%	99.40
Heating Oil Call Options	($/gal)	6%	2.24	1%	3.15	4%	3.25
Jet Fuel Call Options	($/gal)	2%	3.25	2%	3.21	—
WTI Crude Oil Collars	($/bbl)	—		—		—
Heating Oil Collars	($/gal)	15%	3.30 2.63	14%	3.33 2.68	10%	3.27 2.74

Total		56%		40%		18%

Fuel Price Sensitivity

The table below outlines the Company’s estimated settled hedge impacts at various crude oil prices, based on the hedge portfolio as of June 17, 2011:

Crude Oil Price*	Cash Settled Hedge Impact	1Q11	2Q11	3Q11	4Q11	FY11
$120 per Barrel	Fuel Price Excluding Hedge** ($/gal)	$2.94	$4.01	$3.93	$3.92	$3.71
	Increase/(Decrease) to Fuel Expense ($/gal)	($0.16)	($0.31)	($0.35)	($0.18)	($0.26)
$110 per Barrel	Fuel Price Excluding Hedge** ($/gal)	$2.94	$3.77	$3.69	$3.68	$3.53
	Increase/(Decrease) to Fuel Expense ($/gal)	($0.16)	($0.29)	($0.22)	($0.08)	($0.19)
$100 per Barrel	Fuel Price Excluding Hedge** ($/gal)	$2.94	$3.53	$3.45	$3.44	$3.35
	Increase/(Decrease) to Fuel Expense ($/gal)	($0.16)	($0.27)	($0.11)	$0.00	($0.14)
$93.01 per Barrel	Fuel Price Excluding Hedge** ($/gal)	$2.94	$3.36	$3.29	$3.28	$3.22
	Increase/(Decrease) to Fuel Expense ($/gal)	($0.16)	($0.26)	($0.05)	$0.03	($0.11)
$90 per Barrel	Fuel Price Excluding Hedge** ($/gal)	$2.94	$3.29	$3.21	$3.20	$3.17
	Increase/(Decrease) to Fuel Expense ($/gal)	($0.16)	($0.26)	($0.03)	$0.04	($0.10)
$80 per Barrel	Fuel Price Excluding Hedge** ($/gal)	$2.94	$3.05	$2.98	$2.97	$2.99
	Increase/(Decrease) to Fuel Expense ($/gal)	($0.16)	($0.24)	$0.04	$0.07	($0.07)
$70 per Barrel	Fuel Price Excluding Hedge** ($/gal)	$2.94	$2.81	$2.74	$2.73	$2.80
	Increase/(Decrease) to Fuel Expense ($/gal)	($0.16)	($0.22)	$0.12	$0.12	($0.03)

*	Projected impacts assume a common, parallel jet fuel refining crack spread consistent with June 17, 2011 forward prices and a parallel crude forward price curve consistent with June 17, 2011 forward prices. Row headings refer to illustrative spot closing prices on June 17, 2011
**	Fuel price per gallon excluding hedge impacts, but including taxes and transportation costs.

Company Outlook

Share Count

	2Q 2011
	(Estimated)
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income	(in millions)	(in millions)	(in $ millions)
Less than or equal to $0	330	330	—
$1 million - $36 million	330	331	—
$37 million - $61 million	330	371	$4
$62 million - $368 million	330	383	$7
$369 million or greater	330	388	$11

	Full Year 2011
	(Estimated)
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income	(in millions)	(in millions)	(in $ millions)
Less than or equal to $0	329	329	—
$1 million - $144 million	329	331	—
$145 million - $247 million	329	371	$17
$248 million - $1,474 million	329	383	$26
$1,475 million or greater	329	387	$43

These share count charts are based upon several assumptions including market stock price and number of shares outstanding of UAL common stock. The number of shares used in the actual earnings per share calculation will likely be different from those set forth above.

Non-GAAP To GAAP Reconciliations

Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. The Company believes that excluding fuel costs and certain other items from some measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence, and the effects of certain other items that would otherwise make analysis of the Company’s operating performance more difficult.

Mainline operating expense per ASM - CASM (cents)	2Q 2011 Estimate
	Low	High
Mainline operating expense excluding profit sharing	12.60	12.68
Special items and other exclusions (a)	—	—

Mainline operating expense excluding profit sharing and special items (b)	12.60	12.68
Less: fuel expense (c)	(4.59)	(4.59)

Mainline operating expense excluding fuel, profit sharing and special items (c)	8.01	8.09

Regional expense per ASM - CASM (cents)	2Q 2011 Estimate
	Low	High
Regional operating expense	19.73	19.81
Less: Regional fuel expense	(7.83)	(7.83)

Regional CASM excluding fuel	11.90	11.98

Consolidated operating expense per ASM - CASM (cents)	2Q 2011 Estimate
	Low	High
Consolidated operating expense excluding profit sharing	13.54	13.62
Special items and other exclusions (a)	—	—

Consolidated operating expense excluding profit sharing and special items (b)	13.54	13.62
Less: fuel expense (c)	(5.02)	(5.02)

Consolidated expense excluding fuel, profit sharing and special items (c)	8.52	8.60

(a)	Operating expense per ASM - CASM excludes special items, the impact of certain primarily non-cash impairment, severance and other similar accounting charges. While the Company anticipates that it will record such special items and charges throughout the year and may record profit sharing, at this time the Company is unable to provide an estimate of these items with reasonable certainty.
(b)	These financial measures provide management and investors the ability to measure and monitor the Company’s performance on a consistent basis.
(c)	Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond the Company’s control.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements included in this investor update are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements which do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this investor update are based upon information available to us on the date of this investor update. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aviation fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aviation fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; the costs associated with security measures and practices; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A., Risk Factors of our Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC. Consequently, forward-looking statements should not be regarded as representations or warranties by us that such matters will be realized.

For further questions, contact Investor Relations at (312) 997-8610 or investorrelations@united.com